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                                                                    Exhibit 15.1


INDEPENDENT ACCOUNTANTS' AWARENESS LETTER

To Telesp Celular Participacoes S.A.:

We have conducted a review in accordance with specific standards established by the Brazilian Institute of Independent Auditors (IBRACON), together with the Federal Accounting Council of the unaudited interim financial information of Tele Centro Oeste Celular Participacoes S.A. and subsidiaries for the period ended September 30, 2003, as indicated in our report dated October 21, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in a Form 6-K of Tele Centro Oeste Celular Participacoes S.A. filed on November 19, 2003, is being included in this Amendment No. 1 to the Registration Statement of Telesp Celular Participacoes S.A. on Form F-4 and the prospectus contained therein.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/ Deloitte Touche Tohmatsu

Sao Paulo, Brazil
December 16, 2003